Exhibit 2.1

IMPLEMENTATION AGREEMENT

THIS AGREEMENT is made on February 28, 2018

BETWEEN:

(1)	BROADCOM LIMITED, a company incorporated under the laws of Delaware and having its registered office at 1320 Ridder Park Drive, San Jose, California 95131, U.S.A. (“New US Topco”); and

(2)	BROADCOM LIMITED (Company Registration Number: 201505572G), a company incorporated in Singapore and having its registered office at 1 Yishun Avenue 7 Singapore 768923 (the “Company” or “Broadcom”),

(each, a “Party” and collectively, the “Parties”).

WHEREAS:

The Company proposes to cause the transfer of all the issued ordinary shares in the capital of the Company (the “Broadcom Limited Ordinary Shares”) to New US Topco by way of a scheme of arrangement (the “Redomiciliation”) in accordance with Section 210 of the Companies Act (Chapter 50 of Singapore) (the “Companies Act”), and New US Topco and the Company have agreed in good faith to implement the Redomiciliation upon and subject to the terms and conditions of this Agreement.

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement and the Schedules, unless the context otherwise requires:

“ACRA” means the Accounting and Corporate Regulatory Authority of Singapore;

“Broadcom Consideration Fund” shall have the meaning ascribed to it in Clause 4.6.1;

“Broadcom Limited Certificate” shall have the meaning ascribed to it in Clause 4.3;

“Broadcom Limited Equity Plans” means (i) the Avago Technologies Limited 2009 Equity Incentive Award Plan, (ii) the LSI Corporation 2003 Equity Incentive Plan, (iii) the Avago Technologies Limited Employee Share Purchase Plan, (iv) the Emulex Corporation 2005 Equity Incentive Plan, (v) the Broadcom Corporation 2012 Stock Incentive Plan, (vi) the Broadcom Corporation 1998 Stock Incentive Plan, (vii) the Brocade Communication Systems, Inc. 2009 Stock Plan, and (viii) the Brocade Communications Systems, Inc. Amended and Restated Inducement Award Plan, each as amended to date;

“Broadcom Limited ESPP” means the Broadcom Limited Second Amended and Restated Employee Share Purchase Plan;

“Broadcom Limited ESPP Award” shall have the meaning ascribed to it in Clause 5.4;

“Broadcom Limited Ordinary Shares” shall have the meaning ascribed to it in the Recital;

“Broadcom Limited Preference Shares” means the redeemable preference shares in the capital of the Company bearing the rights, privileges and restrictions set forth in the constitution of the Company;

“Broadcom Limited PSU Award” means a performance share unit denominated in Broadcom Limited Ordinary Shares granted pursuant to one of the Broadcom Limited Equity Plans;

“Broadcom Limited RSU Award” means a restricted share unit award denominated in Broadcom Limited Ordinary Shares granted pursuant to one of the Broadcom Limited Equity Plans;

“Broadcom Limited Share Option” means an option to purchase Broadcom Limited Ordinary Shares granted pursuant to one of the Broadcom Limited Equity Plans;

“Broadcom Limited Shares” means the Broadcom Limited Ordinary Shares and the Broadcom Limited Preference Shares;

“Business Day” means a day (excluding Saturdays, Sundays and gazetted public holidays) on which commercial banks are open for business in the State of California and the Republic of Singapore;

“CEDE” shall have the meaning ascribed to it in Clause 7.1.2;

“Companies Act” shall the meaning ascribed to it in the Recital;

“Consideration” shall have the meaning ascribed to it in Clause 4.2;

“Converted Topco Option” shall have the meaning ascribed to it in Clause 5.1;

“Converted Topco RSUs” shall have the meaning ascribed to it in Clause 5.2;

“Court” means the High Court of the Republic of Singapore, or where applicable on appeal, the Court of Appeal of the Republic of Singapore;

“Court Meeting” means the meeting of the Shareholders to be convened pursuant to the order of the Court, to approve the Redomiciliation and any adjournment thereof;

“Court Order” means the order of the Court sanctioning the Redomiciliation under Section 210 of the Companies Act;

“Effective Date” means the date on which the Redomiciliation becomes effective in accordance with Clause 4.4 of this Agreement and Section 210(5) of the Companies Act, and which date shall, in any event, be no later than the Long-Stop Date;

“Effective Time” means the time on the Effective Date at which the Court Order is lodged with ACRA;

“Encumbrances” means any liens, equities, mortgages, charges, encumbrances, security interests, hypothecations, easements, pledges, title retention, trust arrangement, hire purchase, judgment, preferential right, rights of pre-emption and other rights or interests conferring security or similar rights in favour of a third party;

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

“Exchange Agent” shall have the meaning ascribed to it in Clause 4.6.1;

“Governmental Agency” means any international, national, federal, state, provincial or local government or governmental, semi-governmental, administrative, regulatory, fiscal or judicial agency, authority, body, commission, department, exchange, tribunal or entity;

“Law” means any federal, state, local or foreign law (including common law), statute, ordinance, regulation, judgment, order, decree, injunction, arbitration award, franchise, license, agency requirement or permit of any Governmental Agency;

“Long-Stop Date” means November 17, 2018;

“NASDAQ” means The NASDAQ Global Select Market;

“NASDAQ Shares” shall have the meaning ascribed to it in Clause 7.1.2;

“New US Topco Shares” means the shares of common stock, par value $0.001 per share, of New US Topco;

“Ordinary Shareholders” means the holders of Broadcom Limited Ordinary Shares as at the Effective Time;

“Proxy Statement” means the definitive proxy statement (including any amendment or supplement thereto) relating to the Redomiciliation and this Agreement to be sent by Broadcom to the Shareholders relating to the Court Meeting;

“Redomiciliation” shall have the meaning ascribed to it in the Recital;

“Right” shall have the meaning ascribed to it in Clause 9.6;

“SEC” means the United States Securities and Exchange Commission;

“Shareholders” means the holders of Broadcom Limited Shares;

“Taxes” or “Taxation” means all forms of taxation and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions and levies, including income, withholding, stamp, goods and services tax and any other form of value added tax, in each case whether of Singapore, the United States or elsewhere in the world, and all penalties, charges, costs and interest relating thereto;

“Warranties” means the representations, warranties, covenants and undertakings made by New US Topco in Schedule 1 or the representations, warranties, covenants and undertakings made by the Company in Schedule 2 (as the case may be) and “Warranty” means any one of them; and

“%” or “per cent.” means per centum or percentage.

1.1	Modification of Statutes. Any reference in this Agreement to a statutory provision shall include that provision and any regulations made in pursuance thereof as from time to time modified or re-enacted, whether before or after the date of this Agreement, so far as such modification or re-enactment applies or is capable of applying to any transactions entered into and (so far as liability thereunder may exist or can arise) shall include also any past statutory provision or regulation (as from time to time modified or re-enacted) which such provision or regulation has directly or indirectly replaced.

1.2	Companies Act

The words “company”, “corporation”, and “subsidiary” shall have the same meanings in this Agreement as their respective definitions in the Companies Act.

1.3	Miscellaneous

1.1.1	In this Agreement, a reference to:

(i)	“this Agreement” includes all amendments, additions, and variations thereto agreed between the Parties;

(ii)	“month” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next succeeding calendar month; and

(iii)	“person” shall include an individual, corporation, company, partnership, firm, trustee, trust, executor, administrator or other legal personal representative, unincorporated association, joint venture, syndicate or other business enterprise, any governmental, administrative or regulatory authority or agency (notwithstanding that, “person” may be sometimes used herein in conjunction with some of such words), and their respective successors, legal personal representatives and assigns, as the case may be, and pronouns shall have a similarly extended meaning.

1.1.2	The headings in this Agreement are inserted for convenience only and shall be ignored in construing this Agreement. The words “written” and “in writing” include any means of visible reproduction. References to “Clauses”, “Schedules” and “Recital” are to the clauses of, schedules to, and recital of this Agreement. The word “paragraph” is a reference to a paragraph of the Clause or the Schedule, as the case may be, in which such reference appears. The use of the words “include”, “includes” or “including” followed by one or more examples is intended to be illustrative and shall not be construed restrictively to limit the scope or extent of the description or term in respect of which the examples are provided, and shall bear the same meaning as the words “include without limitation”, “includes without limitation” or “including without limitation” respectively.

1.1.3	Any thing or obligation to be done under this Agreement which requires or falls to be done on a stipulated day, shall be done on the next succeeding Business Day, if the day upon which that thing or obligation to be done falls on a day which is not a Business Day.

1.1.4	Unless the context otherwise requires, words importing the singular shall include the plural and vice versa and words importing a specific gender shall include the other genders (male, female or neuter).

1.1.5	The Schedules form part of this Agreement and have the same force and effect as if expressly set out in the body of this Agreement.

2.	AGREEMENT TO PROCEED WITH THE REDOMICILIATION

The Parties hereby agree to effect the Redomiciliation upon the terms and subject to the conditions of this Agreement.

3.	CONDITIONS PRECEDENT

3.1	Conditions. The Redomiciliation is conditional upon the following:

3.1.1	Shareholders’ Approval: the approval of the Redomiciliation by the Shareholders in compliance with the requirements under Section 210(3) of the Companies Act having been obtained;

3.1.2	Court Order: the grant of the Court Order by the Court and such Court Order having become final; and

3.1.3	No Prohibitions: between the date of this Agreement and immediately prior to the Effective Time, (a) no statute, rule or regulation is enacted or promulgated by any governmental entity of competent jurisdiction which prohibits or makes illegal the consummation of the Redomiciliation and (b) no order or injunction of a court of competent jurisdiction shall be in effect that prevents the consummation of the Redomiciliation.

3.2	Non-Satisfaction/Waiver. The Parties agree that none of the conditions precedent in Clause 3.1 are capable of being waived by either or both Parties.

3.3	All Actions. Subject to the terms and conditions provided in this Agreement, each Party agrees to use its reasonable efforts to take, or cause to be taken, all actions and to use its reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated under this Agreement and the Redomiciliation.

4.	THE REDOMICILIATION

4.1	Redomiciliation. The Parties agree that the Redomiciliation will involve, inter alia, the transfer of all the outstanding Broadcom Limited Ordinary Shares to New US Topco, fully paid, free from all Encumbrances and together with all rights, benefits and entitlements as at the Effective Date and thereafter attaching thereto, including the right to receive and retain all dividends, rights and other distributions (if any) declared by the Company on or after the Effective Date. On the Effective Date, upon the effectiveness of the Redomiciliation, New US Topco will hold 100 per cent. of the Broadcom Limited Ordinary Shares.

4.2	Redomiciliation Consideration. The consideration to be paid by New US Topco to the Ordinary Shareholders for their Broadcom Limited Ordinary Shares pursuant to the Redomiciliation shall be one fully paid New US Topco Share for each such Broadcom Limited Ordinary Share (the “Consideration”).

4.3	Broadcom Limited Ordinary Shares. From and after the Effective Time, each existing share certificate representing a holding of Broadcom Limited Ordinary Shares by or on behalf of the Ordinary Shareholders (a “Broadcom Limited Certificate”) and each existing Broadcom Limited Ordinary Share held in uncertificated book-entry form will cease to be evidence of title of the Broadcom Limited Ordinary Shares represented by such certificate or book-entry notation and New US Topco shall issue to each Ordinary Shareholder the New US Topco Shares issued in exchange therefor.

4.4	Effective Date. The Redomiciliation shall become effective upon the lodgement of the Court Order with ACRA. At the Effective Time, all of the issued Broadcom Limited Ordinary Shares will be transferred to New US Topco, fully paid, free from all Encumbrances and together with all rights, benefits and entitlements attaching thereto as at such date and thereafter attaching thereto.

4.5	Directors and Officers. The directors of the Company immediately before the Effective Time shall, from and after the Effective Time, be the directors of New US Topco until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with applicable Laws. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of New US Topco until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with applicable Laws.

4.6	Exchange Procedures for Broadcom Limited Ordinary Shares

4.6.1	Prior to the Effective Time, New US Topco will designate a nationally-recognized U.S. financial institution to act as exchange agent in the Redomiciliation (the “Exchange Agent”). At or immediately after the Effective Time, New US Topco shall deposit with the Exchange Agent, acting as exchange agent and solely for the account and benefit of the Ordinary Shareholders, for exchange in accordance with Clauses 4.2 and 4.3, book entry shares representing the full number of New US Topco Shares issuable pursuant to Clauses 4.2 and 4.3 in exchange for outstanding Broadcom Limited Ordinary Shares (such New US Topco Shares, the “Broadcom Consideration Fund”).

4.6.2	Promptly following the Effective Time, New US Topco shall cause the Exchange Agent to mail to each Ordinary Shareholder who is a holder of record of Broadcom Limited Certificates whose shares were converted into the right to receive the Consideration pursuant to Clauses 4.2 and 4.3: (i) a letter of transmittal in customary form and (ii) instructions for use in effecting the surrender of the Broadcom Limited Certificates in exchange for payment of the Consideration, the form and substance of which letter of transmittal and instructions shall be in a form prepared by New US Topco. Upon surrender of a Broadcom Limited Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and with such other documents as may be required pursuant to such instructions, the holder of such Broadcom Limited Certificate shall be entitled to receive in exchange therefor, subject to any required withholding of Taxes, the Consideration, if any, pursuant to the provisions of this Clause 4 and Clause 5.7, and the Broadcom Limited Certificate so surrendered shall forthwith be cancelled. No interest will be paid to holders of Broadcom Limited Certificates in connection with, or accrued on, the Consideration. If any Consideration is to be paid to a person other than a person in whose name the

Broadcom Limited Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other Taxes required by reason of payment of the Consideration to a person other than the registered holder of the Broadcom Limited Certificate surrendered, or shall establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not applicable.

4.6.3	At and after the Effective Time, there shall be no transfers on the register of transfer of Broadcom of Broadcom Limited Ordinary Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Broadcom Limited Certificates are presented to New US Topco, Broadcom or the Exchange Agent for any reason, they shall be cancelled and exchanged for the Consideration pursuant to this Clause 4, except as otherwise provided by applicable Laws.

4.6.4	Any portion of the Broadcom Consideration Fund that remains unclaimed by the Ordinary Shareholders ninety calendar days after the Effective Time shall (upon request by New US Topco) be delivered to New US Topco. Any holders of Broadcom Limited Certificates who have not theretofore complied with this Clause 4 with respect to such Broadcom Limited Certificates shall thereafter (subject to applicable abandoned property, escheat or similar laws) look only to New US Topco for payment of their claim for the Consideration in respect thereof.

4.6.5	Notwithstanding anything herein to the contrary, neither the Exchange Agent nor any party hereto shall be liable to any person in respect of Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Broadcom Limited Certificate shall not have been surrendered or transferred prior to the date on which any Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Agency pursuant to applicable Laws, any Consideration in respect of such Broadcom Limited Certificate shall, to the extent permitted by applicable Law, become the property of New US Topco.

4.6.6	If any Broadcom Limited Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (such affidavit shall be in a form reasonably satisfactory to New US Topco and the Exchange Agent) by the person claiming such certificate to be lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Broadcom Limited Certificate, the Consideration to which such person is entitled in respect of such Broadcom Limited Certificate pursuant to this Clause 4; provided, however, that New US Topco may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Broadcom Limited Certificate to deliver a bond in such reasonable and customary amount as New US Topco may direct as indemnity against any claim that may be made against New US Topco, the Company or the Exchange Agent with respect to the Broadcom Limited Certificate alleged to have been lost, stolen or destroyed.

4.6.7	No dividends or other distributions with respect to New US Topco Shares with a record date after the Effective Time shall be paid to the holder of any Broadcom Limited Certificate representing Broadcom Limited Ordinary Shares as at the Effective Time until the surrender of such Broadcom Limited Certificate in accordance with this Clause 4. Subject to applicable Laws, following surrender of any such

Broadcom Limited Certificate, there shall be paid to the holder of the New US Topco Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole New US Topco Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to New US Topco Shares.

5.	BROADCOM EQUITY AWARDS

5.1	At the Effective Time, each Broadcom Limited Share Option outstanding immediately prior to the Effective Time shall, without any further action on the part of any holder thereof, be assumed by New US Topco and converted into an option to purchase the same number of New US Topco Shares as the number of Broadcom Limited Ordinary Shares subject to such Broadcom Limited Share Option immediately prior to the Effective Time at the same exercise price per New US Topco Share as the per share exercise price for the Broadcom Limited Ordinary Shares applicable to such Broadcom Limited Share Option immediately prior to the Effective Time (each, as so adjusted, a “Converted Topco Option”). Subject to applicable Laws, the Converted Topco Options shall continue to have, and shall be subject to, the same terms and conditions (including any applicable vesting and change in control provisions, provided that in no event shall this transaction constitute a change in control for the purposes of such provisions) that applied to the Broadcom Limited Share Options immediately prior to the Effective Time.

5.2	At the Effective Time, each Broadcom Limited RSU Award outstanding immediately prior to the Effective Time shall, without any further action on the part of any holder thereof, be assumed by New US Topco and converted into an award of restricted share units over that number of New US Topco Shares (“Converted Topco RSUs”) equal to the number of Broadcom Limited Ordinary Shares underlying such Broadcom Limited RSU Award immediately prior to the Effective Time. Subject to applicable Laws, the Converted Topco RSUs shall continue to have, and shall be subject to, the same terms and conditions (including any applicable vesting and change in control provisions, provided that in no event shall this transaction constitute a change in control for the purposes of such provisions) that applied to the Broadcom Limited RSU Awards immediately prior to the Effective Time.

5.3	At the Effective Time, each Broadcom Limited PSU Award outstanding immediately prior to the Effective Time shall, without any further action on the part of any holder thereof, be assumed by New US Topco and converted into an award consisting of that number of performance share units of New US Topco (“Converted Topco PSUs”) equal to the number of performance share units underlying such Broadcom Limited PSU Award, and the number of New US Topco Shares issuable upon vesting of each Converted Topco PSU shall be equal to the number of Broadcom Limited Ordinary Shares issuable upon vesting of each performance share unit underlying such Broadcom Limited PSU Award, in each case, immediately prior to the Effective Time. Subject to applicable Laws, the Converted Topco PSUs shall continue to have, and shall be subject to, the same terms and conditions (including any applicable vesting and change in control provisions, provided that in no event shall this transaction constitute a change in control for the purposes of such provisions) that applied to the Broadcom Limited PSU Awards immediately prior to the Effective Time.

5.4	At the Effective Time, each option to purchase Broadcom Limited Ordinary Shares that is outstanding under the Broadcom Limited ESPP (each, a “Broadcom Limited ESPP Award”) shall be assumed by New US Topco and converted into an option to purchase, on the same terms and conditions (including per share exercise price) as in effect under the Broadcom Limited ESPP immediately prior to the Effective Time, a number of New US Topco Shares equal to the total number of Broadcom Limited Ordinary Shares subject to such Broadcom Limited ESPP Award immediately prior to the Effective Time in accordance with Section 19(d) of the Broadcom Limited ESPP.

5.5	With respect to any Converted Topco Option, Converted Topco RSU and Converted Topco PSU for which the related Broadcom Limited Share Option, Broadcom Limited RSU Award or Broadcom Limited PSU Award vests based upon the achievement of applicable performance goals, New US Topco may, in its discretion and in accordance with the terms of the Broadcom Limited Equity Plan and award agreement applicable to each such award, adjust the applicable performance goals to reflect the consummation of the transactions contemplated by this Agreement.

5.6	Prior to the Effective Date, Broadcom shall take all actions necessary to effectuate the provisions set forth in this Clause 4.6.1; provided, that no action taken by Broadcom shall be required to be irrevocable until immediately prior to the Effective Time. The Parties may, to the extent necessary to minimize the tax impact to holders of Broadcom Limited Share Options, Broadcom Limited RSU Awards and Broadcom Limited PSU Awards of the provisions set forth in this Clause 4.6.1, cooperate in good faith prior to the Effective Date to develop an alternate mechanism for the conversion of such Broadcom Limited Share Options, Broadcom Limited RSU Awards and Broadcom Limited PSU Awards held by individuals subject to Taxes imposed by the Laws of a country other than the United States.

5.7	Each of Broadcom and New US Topco shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the U.S. Internal Revenue Code of 1986, as amended, the rules and regulations promulgated thereunder, or any other applicable state, local or foreign Tax Law.

6.	TERMINATION

6.1	Termination for Governmental Order Prohibiting Redomiciliation. This Agreement may be terminated at any time prior to the Effective Time by either Party if any court of competent jurisdiction or Governmental Agency has issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Redomiciliation or any part thereof, or has refused to do anything necessary to permit the Redomiciliation or any part thereof, and such order, decree, ruling, other action or refusal shall have become final and non-appealable.

6.2	Failure of Conditions Prior to Long-Stop Date. Notwithstanding anything contained in this Agreement, this Agreement shall terminate if any of the conditions precedent in Clause 3.1 has not been satisfied, or if the Redomiciliation has not become effective, on or before the Long-Stop Date.

6.3	Effect of Termination. In the event of termination of this Agreement by either Party pursuant to this Clause 6, this Agreement shall terminate (except for Clauses 1 and 9) and there shall be no other liability on any Party.

7.	IMPLEMENTATION

7.1	The Company’s Obligations. The Company must use its reasonable best efforts to execute all documents and do all acts and things necessary for the implementation of the Redomiciliation, including the following:

7.1.1	Proxy Statement: the preparation and filing with the SEC the Proxy Statement (including in preliminary form) and any other forms or notices required in connection with the issuance of New US Topco Shares, and furnishing the information required to be provided to its shareholders pursuant to the Laws of Singapore (including an explanatory statement in relation to the Redomiciliation complying with the requirements of the Companies Act) and the Exchange Act;

7.1.2	Court Meeting: the application to the Court for order(s) convening the Court Meeting and for any ancillary orders relating thereto (including an order that for the purposes of the Court Meeting, (i) CEDE & Co. (“CEDE”), as nominee of The Depositary Trust Company, shall be deemed not to be a shareholder of the Company, and (ii) instead, each of the persons or entities who are registered on the list maintained by CEDE as holders of the Broadcom Limited Ordinary Shares which are listed on NASDAQ (the “NASDAQ Shares”) shall be deemed to be a shareholder of Broadcom in respect of such number of NASDAQ Shares held in such persons or entities account under CEDE);

7.1.3	Court Order: if the Redomiciliation is approved by the Shareholders at the Court Meeting, applying to the Court as promptly as reasonably practicable thereafter in writing for seeking its sanction and confirmation of the Redomiciliation;

7.1.4	ACRA Lodgement: following the grant of the Court Order, delivering the same to ACRA for lodgement as promptly as practicable thereafter; provided, however, notwithstanding the obtainment of the approval of the Redomiciliation by the Shareholders, the grant of the Court Order by the Court and/or the satisfaction of all the conditions precedent in Clause 3.1, the Company may delay delivering the Court Order to ACRA for lodgement until the Long-Stop Date; and

7.1.5	Provision of Information: subject and without prejudice to the Company’s legal or regulatory obligations, from the date of this Agreement until (and including) the Effective Date, the Company will and will procure that its subsidiaries authorise and direct its officers, employees, auditors, legal advisers and other advisers to provide reasonable assistance and to co-operate with New US Topco as New US Topco may reasonably request for the completion and implementation of the Redomiciliation.

7.2	New US Topco’s Obligations. New US Topco must use its reasonable best efforts to execute all documents and do all acts and things necessary for the implementation of the Redomiciliation, including the following:

7.2.1	Provision of Information: subject and without prejudice to New US Topco’s legal or regulatory obligations, from the date of this Agreement until (and including) the Effective Date, New US Topco will and will procure that its subsidiaries authorise and direct its officers, employees, auditors, legal advisers and other advisers to provide reasonable assistance and to co-operate with the Company as the Company may reasonably request for the completion and implementation of the Redomiciliation;

7.2.2	Representation: if requested by the Court, New US Topco shall do all things and take all steps as are reasonably possible to ensure the fulfilment of its obligations under this Agreement and the Redomiciliation; and

7.2.3	Satisfaction of Consideration: subject to the fulfilment the conditions precedent in Clause 3.1, it will be bound by the Redomiciliation, and will issue the relevant New US Topco Shares in satisfaction of the Consideration pursuant to the Redomiciliation and on the terms set out in this Agreement.

7.3	Appeal Process: If the Court refuses to make any orders convening the Court Meeting or approving the Redomiciliation, the Company shall appeal the Court’s decision to the maximum extent permitted by Law.

8.	REPRESENTATIONS AND WARRANTIES

8.1	New US Topco’s Warranties. New US Topco represents and warrants to the Company on the terms set out in Schedule 1, subject only to:

8.1.1	any matter expressly provided for under the terms of this Agreement; and

8.1.2	any matter or thing hereafter done or omitted to be done pursuant to this Agreement or otherwise at the request in writing or with the approval in writing of the Company (such approval not to be unreasonably withheld, conditioned or delayed).

8.2	The Company’s Warranties. The Company represents and warrants to New US Topco on the terms set out in Schedule 2 subject only to:

8.2.1	any matter expressly provided for under the terms of this Agreement; and

8.2.2	any matter or thing hereafter done or omitted to be done pursuant to this Agreement or otherwise at the request in writing or with the approval in writing of the New US Topco (such approval not to be unreasonably withheld, conditioned or delayed).

9.	MISCELLANEOUS

9.1	Intended US Federal Income Tax Treatment. The Parties acknowledge that the transfer of the Broadcom Limited Ordinary Shares to New US Topco in exchange for New US Topco Shares pursuant to the Redomiciliation is intended to constitute a transfer of property qualifying under Section 351 of the U.S. Internal Revenue Code of 1986, as amended.

9.2	Successors and Assigns. This Agreement shall be binding on and shall enure for the benefit of the Parties and their respective successors and assigns. Any reference in this Agreement to either Party shall be construed accordingly. The Parties agree that the benefit of any provision of this Agreement may not be assigned by any Party without the prior written consent of the other Party.

9.3	Variation. No variation of this Agreement shall be effective unless agreed to by the Parties in writing and signed by or on behalf of each Party.

9.4	Costs. Each Party shall bear its own fees, costs and expenses in connection with the negotiation, preparation, execution and performance by it of this Agreement and requisite documentation in relation to the Redomiciliation, and all other costs and expenses relating to the Redomiciliation.

9.5	Entire Agreement. This Agreement and any other documents delivered pursuant to this Agreement (a) contain the entire agreement of the Parties with respect to the subject matter hereof and (b) supersede all prior agreements, arrangements, understanding, promises, covenants, representations and communications between the Parties, whether written or oral, with respect to the subject matter hereof.

9.6	Release, Indulgence and Waiver. Any liability to a Party under this Agreement may in whole or in part be released, compounded or compromised, or time or indulgence given, by that Party in writing, in its absolute discretion as regards the Party under such liability without in any way prejudicing or affecting its other rights against the other Party unless any such other rights are expressly waived in writing. No failure of any Party to exercise, and no delay by it in exercising, any right, power or remedy in connection with this Agreement (each, a “Right”) will operate as a waiver thereof, nor will any single or partial exercise of any Right preclude any other or further exercise of such Right or the exercise of any other Right.

9.7	Further Assurance. Each Party undertakes with the other Party that it will execute such documents and do such acts and things as that other Party may reasonably require for the purpose of giving effect to the provisions of this Agreement.

9.8	Invalidity and Severability. If any provision in this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, in whole or in part, under any enactment or rule of Law, such provision or part shall to that extent be deemed not to form part of this Agreement but the legality, validity and enforceability of the remainder of this Agreement shall not be affected.

9.9	No Representation or Reliance. Each Party acknowledges that:

9.9.1	neither Party (nor any person acting on its behalf) has made any representation or other inducement to it to enter into this Agreement, except for representations or inducements expressly set out in this Agreement; and

9.9.2	it does not enter into this Agreement in reliance of any representation or other inducement by or on behalf of the other Party, except for any representation or inducement expressly set out in this Agreement.

9.10	Notices. All notices, demands or other communications required or permitted to be given or made under or in connection with this Agreement shall be in writing in the English language and delivered personally or sent by prepaid registered post or by fax addressed to the intended recipient thereof at its address or fax number and marked for the attention of such person (if any), set out against its name below (or to such other address or fax number as such Party may from time to time notify the other Party):

New US Topco:	1320 Ridder Park Drive San Jose, California 95131 Attention: Thomas H. Krause, Jr.

with a copy to:

Latham & Watkins LLP	140 Scott Drive Menlo Park, California 94025

Attention: Anthony J. Richmond Telephone: (650) 463-2643 Fax: (650) 463-2600

The Company:	1320 Ridder Park Drive San Jose, California 95131 Attention: Thomas H. Krause, Jr.

A demand, notice, or other communication made or given by one Party to another Party in accordance with this Clause 9.10 shall be effected and deemed to be duly served:

(a)	if it is delivered by hand, when left at the address required by this Clause 9.10;

(b)	if it is sent by prepaid post (air-mail, if international), two Business Days after it is posted; and

(c)	if it is sent by facsimile transmission, on the day of dispatch.

In proving such service it shall be sufficient to prove that delivery by hand was made, the envelope containing such notice or document was properly addressed and posted as a prepaid mail letter, and the facsimile confirmation note indicates the transmission was successful, as the case may be.

9.11	Equitable Remedies. Without prejudice to any other rights or remedies a Party may have, each Party acknowledges and agrees that damages may not be an adequate remedy for any breach of this Agreement and each Party shall be entitled to seek the remedies of injunction, specific performance and other equitable relief (but for the avoidance of doubt no right of rescission or, unless expressly provided hereunder, termination) for any threatened or actual breach of this Agreement.

9.12	No Merger. The rights and obligations of the Parties will not merge on completion of any transaction under this Agreement. They will survive the execution and delivery of any assignment or other document entered into for the purpose of implementing any transaction relating to the Redomiciliation.

9.13	Counterparts. This Agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any Party may enter into this Agreement by signing any such counterpart and each counterpart shall be as valid and effectual as if executed as an original.

9.14	Continuing Effect of Agreement. All provisions of this Agreement shall, as far as they have not been performed as of the Effective Date, not in any respect be extinguished or affected by the implementation of the Redomiciliation or by any other event or matter whatsoever and shall continue in full force and effect.

9.15	Contracts (Rights Of Third Parties) Act. A person who is not a party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act (Chapter 53B of Singapore) to enforce any term of this Agreement.

9.16	Governing Law and Submission to Jurisdiction. This Agreement and the documents to be entered into pursuant to it shall be governed by and construed in accordance with the laws of Singapore and the Parties agree to submit to the non-exclusive jurisdiction of the courts of Singapore.

Schedule 1

New US Topco’s Warranties

New US Topco represents and warrants to the Company that:

1.	Incorporation

New US Topco is a company duly incorporated and validly existing under the laws of the State of Delaware.

2.	Power

New US Topco has the corporate power to enter into and perform its obligations under this Agreement and to carry out the transactions contemplated by this Agreement.

3.	Authority

New US Topco has taken all necessary corporate action and obtained all necessary corporate approval to authorise entry into this Agreement and the performance of this Agreement and to carry out the transactions contemplated by this Agreement.

4.	Binding Obligation

New US Topco’s obligations under this Agreement are valid, legally binding and enforceable in accordance with its terms.

Schedule 2

The Company’s Warranties

The Company represents and warrants to New US Topco that:

1.	Incorporation

The Company is a company duly incorporated under the laws of Singapore, with company registration number 201505572G and validly existing under its law of incorporation.

2.	Power

The Company has the corporate power to enter into and perform its obligations under this Agreement and to carry out the transactions contemplated by this Agreement.

3.	Authority

The Company has taken all necessary corporate action and obtained all necessary corporate approval to authorise entry into this Agreement and the performance of this Agreement and to carry out the transactions contemplated by this Agreement.

4.	Binding Obligation

The Company’s obligations under this Agreement are valid, legally binding and enforceable in accordance with its terms.

In witness whereof this Agreement has been entered into on the date stated at the beginning.

NEW US TOPCO

SIGNED by
for and on behalf of BROADCOM LIMITED in the presence of:	/s/ Thomas H. Krause, Jr. Thomas H. Krause, Jr.

/s/ Virginia A. Mutoza
Witness’ signature
Name: Virginia A. Mutoza
Address: 1320 Ridder Park Dr. San Jose, California 95131 USA

COMPANY

SIGNED by
for and on behalf of BROADCOM LIMITED in the presence of:	/s/ Thomas H. Krause, Jr. Thomas H. Krause, Jr.

/s/ Virginia A. Mutoza
Witness’ signature
Name: Virginia A. Mutoza
Address: 1320 Ridder Park Dr. San Jose, California 95131 USA